EXHIBIT 99.1


  THE
 SPORTS
AUTHORITY


                                                                 October 6, 1998
                                                           FOR IMMEDIATE RELEASE

CONTACT:   THE SPORTS AUTHORITY, INC.       Alexander L. Stanton
           Anthony F. Crudele               Vice President of Strategic Planning
           Chief Financial Officer          & Treasurer
           (954) 730-4260                   (954) 677-6003

         THE SPORTS AUTHORITY ANNOUNCES 3RD QUARTER RESTRUCTURING CHARGE
================================================================================
Fort Lauderdale, Florida, October 6, 1998-- The Sports Authority, Inc. (NYSE:TSA), the world's largest full-line sporting goods retailer, today announced that the Company will be taking an after-tax charge of $55 million, or $1.72 per share in the third quarter, related to the restructuring of its business. The charge will include amounts related to 18 store closings (2 of which will be relocated), asset impairments under FAS 121 for six stores which will remain open, inventory writedowns, severance payments, tax restructuring costs, and other miscellaneous corporate charges. The charge reflects the deterioration in sales productivity and earnings growth resulting from poor performing stores and inappropriate capital allocations.

Detail of Restructuring & Other Charges (IN MILLIONS):

                                                               PRE-TAX               AFTER-TAX
                         ITEM                                   AMOUNT                 AMOUNT
-------------------------------------------------------    -----------------      -----------------
RESTRUCTURING CHARGES:
    Store Exit Costs                                       $            39.9      $            24.3
    Asset Impairments                                                   13.3                    8.1
    Corporate Severance Payments                                         4.2                    2.6
                                                           -----------------      -----------------
                                                                        57.4                   35.0
                                                           -----------------      -----------------
OTHER CHARGES:

    Inventory Write-downs & Markdowns                                   21.9                   13.4
    Tax Restructuring                                                      -                    4.7
    Miscellaneous Corp. Charges                                          3.2                    2.0
                                                           -----------------      -----------------
                                                                        25.1                   20.1
                                                           -----------------      -----------------

TOTAL CHARGES                                              $            82.5      $          $ 55.0
                                                           =================      =================



Marty Hanaka, Chief Executive Officer stated, "As is critical for any retail business, we have completed a comprehensive analysis of the value of all our locations and initiatives, and made changes as appropriate to reflect this value. Given that the closing locations were negatively impacting annual earnings by $0.18 to $0.20, this action should have an equivalent positive effect on earnings in future years. Although closing stores and taking these charges are difficult and painful, we wanted to effect the necessary changes now in order to position our business for greater profitability in the future."

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    3383 North State Road 7 - Fort Lauderdale, Florida 33319 - 954-735-1701

The Company also announced that it expects the third-quarter loss, excluding the charge, to be between $0.27 and $0.32 per share; including the charge, the loss for the quarter is anticipated to be between $1.99 and $2.04 per share. This is compared with earnings of $0.06 per share during the same period of the prior year. Sales for the period are expected to be approximately $365 million, with a comparable store sales decline of between 5.0% and 5.5%. Sales during the period continued to be negatively impacted by the difficult footwear environment, as well as continued softness in the men's apparel and golf categories.

Commenting on the business, Mr. Hanaka noted, "The continued negative trends in comparable store sales have certainly been disappointing, and the difficulties in some key industry categories have resulted in substantial promotional pressure and increased markdowns. However, I continue to be optimistic about the long-term sporting goods industry outlook given the anticipated growth in some of the hardlines areas and the increased participation in many sports. I am completely confident that, with the changes just announced and strong, new leadership, the Company will be able to capitalize on future opportunities. Moving ahead, we are focusing on enhancing our sales productivity at all locations, reducing our cost structure, improving the benefits resulting from our logistics strategy, and building an organization which is focused on the customer and structured for alignment across all areas of the Company."

The store closings will take place in the latter part of the fourth quarter, following the holiday season, and the Company's multi-store market strategy will result in opportunities for many of the personnel at these closing locations to take positions in other Company operations.

The Sports Authority operates 214 full line sporting goods superstores; 198 stores in 32 states across the United States, six in Canada, and ten in Japan under its joint venture agreement with JUSCO Co., Ltd.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are disclosed in the Company's Form 10-K for 1997.

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    3383 North State Road 7 - Fort Lauderdale, Florida 33319 - 954-735-1701